Exhibit 4.1
RAVEN INDUSTRIES, INC.
DESCRIPTION OF CAPITAL STOCK
The following is a summary of the terms of the common stock, par value $1.00 (the “Common Stock”), of Raven Industries, Inc. It is based upon our Restated Articles of Incorporation (the “Articles”) and our Amended and Restated Bylaws (the “Bylaws”) currently in effect. This summary is not complete and is subject to, and qualified in its entirety by reference to, the Articles and Bylaws. For a complete description of the terms and provisions of the Common Stock, refer to the Articles and the Bylaws, which are filed as exhibits to this Annual Report on Form 10-K. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to Raven Industries, Inc. We encourage you to carefully read these exhibits and the applicable portions of the South Dakota Business Corporation Act.
Pursuant to our Articles, we are currently authorized to issue up to 100,000,000 shares of Common Stock of one class having a par value of $1.00 per share. Preferred stock is not authorized by our Articles.
Dividends and Voting
The Company’s Board of Directors (the “Board”), from time to time, may declare and the Company may pay dividends on the outstanding Common Stock, subject to applicable law.
All shares are voting shares, and each share shall be entitled to one vote. The Common Stock has cumulative voting rights for the election of directors. All director elections shall be decided by a plurality of the shares entitled to vote, except as otherwise provided by law or by the Articles.
Rights upon Liquidation
Each share of Common Stock is entitled to participate pro rata in distributions upon liquidation of the Company.
Preemptive or Other Rights
The shareholders shall not have preemptive rights to acquire unissued or treasury shares of the Company or obligations of the Company convertible into such shares.
Listing, Transfer Agent, and Registrar
The Company is incorporated in the State of South Dakota. Our Common Stock is listed on the NASDAQ stock market (symbol “RAVN”). The transfer agent and registrar is EQ Shareowner Services.
Number of Directors
The number of directors constituting the entire board will be fixed by resolution from time to time by the Company’s Board, but the number cannot be less than seven and not more than eleven. The Company’s Board is not classified and each member is elected annually. Each director shall hold office until the next annual meeting and until the director’s successor is elected and qualified, or until the earlier death, resignation, removal, or disqualification of the director.
Removal of Directors by Shareholders; Filling Vacancies
Any or all of the directors may be removed from office at any time, with or without cause, by a majority vote of the shareholders entitled to vote at a special meeting called for that purpose and the shareholders may then elect his or her successor. A director may not be removed, however, if the number of votes sufficient to elect the director under cumulative voting is voted against removal.

Special Meetings of Shareholders
Our Bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board or the Chief Executive Officer, and shall be called by the Chief Executive Officer within 10 days after receipt of the written request of the Board of Directors or any two members thereof or receipt of the written request of the holders of at least one-tenth of the then-outstanding shares of the Company.
Notice Requirements for Shareholder Proposals and Director Nominees
Company shareholders wishing to nominate a director or propose other action at an annual meeting must generally give advance written notice of such nomination or proposal that complies with Articles III or IV of the Bylaws, as applicable, to the Company Secretary not less than 60 nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting.
Anti-Takeover Provisions
South Dakota law, under which the Company is incorporated, contains certain provisions that may have anti-takeover effects and thus may delay, deter, or prevent a change in control of the Company. For complete information, you should review the applicable provisions of the South Dakota Codified Laws, including the Domestic Public Corporation Takeover Act, SDCL Ch. 47-33 (the “Act”).
Control Share Acquisitions
The Act generally provides that the shares of a publicly held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:
• the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and
• the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.
Each time an acquiring person reaches a threshold, the acquiring person must deliver an information statement to the Company and a vote must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds that require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively.
Shares acquired in the absence of such approval are denied voting rights and are redeemable at their then-current market value by the Company within 10 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.
Business Combinations
We are subject to the provisions of Section 47-33-17 of the Act. In general, Section 47-33-17 prohibits a publicly held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. A business combination with the interested shareholder must be approved by (i) the board of directors of the corporation prior to the date that the person became an interested shareholder of the corporation (referred to as the person’s “share acquisition date”), (ii) the affirmative vote of all of the holders of all of the outstanding voting shares, or, under some circumstances, by the affirmative vote of the holders of a majority of the outstanding voting shares not including those shares beneficially owned by the interested shareholder or any of its affiliates or associates, (iii) the affirmative vote of the holders of a majority of the outstanding voting shares not including those shares beneficially owned by the interested shareholder or any of its affiliates or associates at a meeting no earlier than four years after the interested shareholder’s share acquisition date, or (iv) the affirmative vote of the holders of a majority of the outstanding voting shares at a meeting no earlier than four years after the interested shareholder’s share acquisition date if the business combination satisfies the conditions of Section 47-33-18 of the Act. Generally, an “interested shareholder” is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of the corporation’s voting stock. A “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder.
Multiple Constituencies
The Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would otherwise have a fiduciary duty to approve.
Shareholder Action by Written Consent Must Be Unanimous
Section 47-1A-704 of the South Dakota Business Corporation Act provides that any action that may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action taken, is signed by all of the shareholders entitled to vote with respect to the action taken. This provision prevents holders of less than all of our common stock from using the written consent procedure to take shareholder action.